Exhibit 4.6

EXECUTION COPY

STOCKHOLDERS’ AGREEMENT

DATED AS OF

June 1, 2010

AMONG

DAVE & BUSTER’S PARENT, INC.

AND

THE STOCKHOLDERS PARTY HERETO

i

TABLE OF CONTENTS

(continued)

ii

STOCKHOLDERS’ AGREEMENT (this “Agreement”)

dated as of June 1, 2010 among:

(i) Dave & Buster’s Parent, Inc. (f/k/a Games Acquisition Corp.), a Delaware corporation (the “Company”);

(ii) Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, “Oak Hill”);

(iii) the individuals named as Additional Stockholders on the signature pages hereto, and the individuals who become a party to this Agreement as Additional Stockholders after the date hereof pursuant to the terms hereof (collectively, as listed on Schedule A hereto, which may be amended by the Company to reflect changes in the Additional Stockholders from time to time, each an “Additional Stockholder” and collectively, the “Additional Stockholders”); and

the individuals named as Management Stockholders on the signature pages hereto, and the individuals who are members of management and become a party to this Agreement after the date hereof pursuant to the terms hereof (collectively, as listed on Schedule A hereto, which may be amended by the Company to reflect changes in the Management Stockholders from time to time, each a “Management Stockholder” and collectively, the “Management Stockholders”).

If Oak Hill shall hereafter Transfer any of its Company Securities to any of its respective Permitted Transferees (as such terms are defined below), the term “Oak Hill” shall mean Oak Hill and such Permitted Transferees, taken individually and together, and any right, obligation or action that may be exercised or taken at the election of Oak Hill may be exercised or taken at the election of Oak Hill.

If any Additional Stockholder shall hereafter Transfer any of his or her Company Securities to any of his or her Permitted Transferees, the term “Additional Stockholder” as applied to such Additional Stockholder shall mean such Additional Stockholder and his or her Permitted Transferees, taken individually and together, and any right, obligation or other action that may be exercised or taken at the election of such Additional Stockholder may be exercised or taken at the election of such Additional Stockholder and his or her Permitted Transferees.

If any Management Stockholder shall hereafter Transfer any of his or her Company Securities to any of his or her Permitted Transferees, the term “Management Stockholder” as applied to such Management Stockholder shall mean such Management Stockholder and his or her Permitted Transferees, taken individually and together, and any right, obligation or other action that may be exercised or taken at the election of such Management Stockholder may be exercised or taken at the election of such Management Stockholder and his or her Permitted Transferees.

W I T N E S S E T H :

WHEREAS, the Company has been formed for the purpose of acquiring Dave & Buster’s Holdings, Inc. (“D&B”), pursuant to a Stock Purchase Agreement, dated as of May 2, 2010 (as the same may be amended, modified or otherwise supplemented from time to time, the “Purchase Agreement”), by and among D&B, the Company and certain other parties thereto;

WHEREAS, it is the intention of the parties hereto to enter into this Agreement to govern certain of their rights, duties and obligations after the consummation of the transactions contemplated by the Stock Purchase Agreement;

NOW, THEREFORE, for good and valuable consideration the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions.

(a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of an investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Ownership” means, with respect to any Stockholder or group of Stockholders, the total number of the relevant class of Company Securities owned (without duplication) by such Stockholder or group of Stockholders as of the date of such calculation, calculated on a Fully-Diluted basis.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Bylaws” means the bylaws of the Company, as the same may be amended from time to time.

“Change of Control” has the meaning set forth in the Plan.

“Charter” means the Certificate of Incorporation of the Company, as the same may be amended from time to time.

“Common Shares” means shares of Common Stock.

“Common Stock” means the Company’s common stock, par value $0.01 per share, and any stock into which such Common Stock may thereafter be converted, changed, reclassified or exchanged.

“Company Securities” means (i) the Common Stock, (ii) any preferred stock, (iii) any other common stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Common Stock or any other common stock issued by the Company.

“Drag-Along Portion” means, with respect to any Other Stockholder in a Drag-Along Sale (as defined in Section 4.02), the Aggregate Ownership of the relevant class of Company Securities held by such Other Stockholder multiplied by a fraction, the numerator of which is the aggregate number of that class of Company Securities proposed to be sold by the Drag-Along Seller (as defined in Section 4.02) in the applicable Drag-Along Sale and the denominator of which is the Aggregate Ownership of that class of Company Securities held by the Drag-Along Seller at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” with respect to the Company Securities as of any date of determination, means:

(i) $1,000 per share of Common Stock as of the date hereof;

(ii) if the Company Securities are listed or admitted to trading on a national securities exchange in the United States or reported through The Nasdaq Stock Market (“Nasdaq”) then the closing sale price on such exchange or Nasdaq on such date or, if no trading occurred or quotations were available on such date, then the closest preceding date on which such Company Securities were traded or quoted; or

(iii) if not so listed or reported but a regular, active public market for the Company Securities exists (as determined in the sole discretion of the Board, whose discretion shall be conclusive and binding), then the average of the closing bid and ask quotations per Company Security in the over-the-counter market for such Company Securities in the United States on such date or, if no such quotations are available on such date, then on the closest date preceding such date. For purposes of the foregoing, a market in which trading is sporadic and the ask quotations generally exceed the bid quotations by more than fifteen percent (15%) shall not be deemed to be a “regular, active public market.”

If the Board determines that a regular, active public market does not exist for the Company Securities, the Board shall determine the Fair Market Value of the Company Securities in its good faith judgment.

“FINRA” means the Financial Industry Regulatory Authority.

“Fully-Diluted” means, with respect to any class of Company Securities, all outstanding shares and all shares issuable in respect of securities convertible into or exchangeable for such shares, all stock appreciation rights, options, warrants and other rights to purchase or subscribe for such class of Company Securities or securities convertible into or exchangeable for such class of Company Securities; provided that if any of the foregoing stock appreciation rights, options, warrants or other rights to purchase or subscribe for such class of Company Securities are subject to vesting, the Company Securities subject to vesting shall be included in the definition of “Fully-Diluted” only upon and to the extent of such vesting.

“group of Stockholders” means a “group” of Stockholders, as such term would be interpreted under Section 13(d) of the Exchange Act.

“Initial Ownership” means, with respect to any Stockholder or group of Stockholders, the Aggregate Ownership by such Stockholder or group of Stockholders as of the date hereof (or, in the case of any Other Stockholder who becomes a party to this Agreement after the date hereof, as of the date of joinder to or entry of such Other Stockholder into this Agreement), in each case taking into account any stock split, stock dividend, reverse stock split or similar event.

“Initial Public Offering” means the first Public Offering of Common Stock after the date hereof with aggregate gross proceeds to the Company and all selling stockholders in an amount equal to or greater than $50 million.

“Other Stockholders” means all Stockholders other than Oak Hill.

“Permitted Transferee” means, (i) with respect to any Stockholder who is an individual, any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Stockholder or a trust, the beneficiaries of which, or a corporation or partnership, the shareholders or partners of which, include only such Stockholder and any spouse, lineal descendant, sibling, parent or heir of such Stockholder, (ii) with respect to any Stockholder that is an entity, any general or limited partner, member, shareholder or Affiliate of such Stockholder, or to a trust the beneficiaries of which include only such general or limited partner, member, shareholder or Affiliate and (iii) with respect to any Stockholder that is a trust whose beneficiaries consist of one or more of the spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or testamentary beneficiary of the settlor of such trust, any beneficiary of that trust or any other trust for the benefit of one or more of such beneficiaries.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means the Company 2010 Management Incentive Plan.

“Pro Rata Share” means, for each Stockholder and any proposed issuance of any class of Company Securities with respect to which each such Stockholder shall be entitled to exercise his or her rights under Section 4.05, the fraction that results from dividing (A) such Stockholder’s Aggregate Ownership of Company Securities by (B) the total number of shares of Company Securities then outstanding and owned by all Stockholders (immediately before giving effect to such issuance), calculated on a Fully-Diluted Basis.

“Public Offering” means an underwritten public offering of Company Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means, at any time, any Company Securities held by any Stockholder until (i) a registration statement covering such Company Securities has been declared effective by the SEC and such Company Securities have been disposed of pursuant to such effective registration statement, (ii) such Company Securities are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) such Company Securities are otherwise Transferred, the Company has delivered a new certificate or other evidence of ownership for such Company Securities not bearing the legend required pursuant to this Agreement and such Company Securities may be resold without subsequent registration under the Securities Act.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and out-of-pocket expenses of counsel to the Stockholders participating in the offering selected (A) by Oak Hill, in the case of any offering in which Oak Hill participates, or (B) in any other case, by the Stockholders holding the majority of the Registrable Securities to be sold for the account of all Stockholders in the offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expense of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities and (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder” means each Person (other than the Company) who, at any relevant determination date, shall be a party to or bound by this Agreement (as may be amended from time to time) so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Securities.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tag-Along Portion” means, for any Tagging Person in a Tag-Along Sale, the maximum number of Company Securities proposed to be sold by the applicable Tag-Along Seller in such Tag-Along Sale multiplied by the Tag-Along Pro Rata Share.

“Tag-Along Pro Rata Share” means a fraction, the numerator of which is the Aggregate Ownership of Company Securities held by the Tagging Person immediately prior to such Tag-Along Sale and the denominator of which is the Aggregate Ownership of Company Securities held by all Stockholders at such time.

“Third Party” means a prospective purchaser of Company Securities in a bona fide arm’s-length transaction from a Stockholder, other than a Permitted Transferee or other Affiliate of such Stockholder.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Additional Stockholder	Preamble
Agreement	Preamble
Company	Recitals
Confidential Information	6.01(c)
Damages	5.05
Demand Registration	5.01(a)
Drag-Along Rights	4.02(a)
Drag-Along Sale	4.02(a)
Drag-Along Sale Notice	4.02(b)
Drag-Along Sale Notice Period	4.02(b)
Drag-Along Sale Price	4.02(b)
Drag-Along Seller	4.02(a)
Drag-Along Transferee	4.02(a)
Excess Portion	4.01(d)
Excess Shares	4.05(c)
Excluded Securities	4.05(a)
Full Participating Stockholder	4.05(c)
Full Participating Tagging Person	4.01(d)
Indemnified Party	5.07
Indemnifying Party	5.07
Inspectors	5.04(g)
Issuance Notice	4.05(a)
Lock-Up Period	5.03
Management Stockholder	Recitals
Maximum Offering Size	5.01(e)
Oak Hill	Recitals
Piggyback Registration	5.02(a)
Records	5.04(g)
Replacement Nominee	2.03(a)

TERM	SECTION
Additional Stockholder	Preamble
Agreement	Preamble
Requesting Stockholder	5.01(a)
Stock Purchase Agreement	Recitals
Tag Along Date	4.01(e)
Tag-Along Notice	4.01(a)
Tag-Along Notice Period	4.01(a)
Tag-Along Offer	4.01(a)
Tag-Along Response Notice	4.01(a)
Tag-Along Right	4.01(a)
Tag-Along Sale	4.01(a)
Tag-Along Seller	4.01(a)
Tagging Person	4.01(a)
Terminated Stockholder	4.04(a)
Termination Date	4.04(d)
Termination Event	4.04(a)
Termination Price	4.04(a)
Termination Securities	4.04(a)
Third Party Stockholder	5.02
Unwinding Event	3.03(b)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

ARTICLE 2

CORPORATE GOVERNANCE

SECTION 2.01. Composition of the Board.

(a) The Board of the Company shall initially consist of seven (7) directors designated by Oak Hill, one of which shall initially be the Chief Executive Officer of the Company.

(b) Each Stockholder agrees that, if at any time it is then entitled to vote for the election of directors to the Board, it shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(c) The Company agrees to cause each individual designated pursuant to Section 2.01(a) or 2.03 to be nominated to serve as a director on the Board, and to take all other necessary actions (including calling a special meeting of the Board and/or Stockholders) to ensure that the composition of the Board is as set forth in this Section 2.01.

SECTION 2.02. Removal. Each Stockholder agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote any of its Company Securities in favor of the removal of any director who shall have been designated by Oak Hill pursuant to Section 2.01, unless Oak Hill shall have consented to such removal in writing; provided that if Oak Hill shall request in writing the removal, with or without cause, of such director, such Stockholder shall vote all its Company Securities that are entitled to vote in favor of such removal.

SECTION 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board:

(a) Oak Hill may designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a director on the Board; and

(b) each Stockholder then entitled to vote for the election of directors to the Board agrees that it shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

SECTION 2.04. Charter or Bylaw Provisions. Each Stockholder agrees to vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Company’s Charter and Bylaws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.

SECTION 2.05. Reimbursement of Expenses. Directors will not be entitled to compensation for service on the Board but the Company will pay all reasonable out-of-pocket expenses incurred by the members of the Board in connection with traveling to and from and attending meetings of the Board and while conducting business at the request of the Company.

SECTION 2.06. Corporate Opportunities. The parties also acknowledge that Oak Hill and its Affiliates have or may have interests in the same, related or competitive business areas as those engaged in by the Company and its Subsidiaries. For the avoidance of doubt, Oak Hill and its Affiliates shall be free to pursue other investment opportunities in such business areas without offering those opportunities to the Company.

ARTICLE 3

RESTRICTIONS ON TRANSFER

SECTION 3.01. General Restrictions on Transfer.

(a) Each Stockholder understands and agrees that the Company Securities held by it on the date hereof have not been and will not be registered under the Securities Act and are restricted securities under the Securities Act and the rules and regulations promulgated thereunder. Each Stockholder agrees that it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any other restrictions on Transfer contained in this Agreement. Prior to an Initial Public Offering, no Stockholder shall Transfer any Company Securities to any Person if such Transfer would result in adverse regulatory consequences to the Company.

(b) Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

SECTION 3.02. Legends.

(a) In addition to any other legend that may be required, each certificate for Company Securities issued to any Stockholder shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF JUNE 1, 2010, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM DAVE & BUSTER’S PARENT, INC. OR ANY SUCCESSOR THERETO.”

(b) If any Company Securities shall cease to be Registrable Securities under clause (i) of the definition thereof, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. If any Company Securities are sold under clause (ii) or clause (iii) of the definition of Registrable Securities, the Company may request that the holder provide an opinion of legal counsel reasonably acceptable to the Company stating that such Company Securities are freely transferable under the Securities Act, and if it requests and receives such opinion, the Company shall issue to such holder a new certificate evidencing such Company Securities without the first sentence of the legend required by Section 3.02(a) endorsed thereon. If any Company Securities cease to be subject to any and all restrictions on Transfer and all other obligations set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 3.02(a) endorsed thereon.

SECTION 3.03. Permitted Transferees.

(a) Subject to Section 3.01, any Stockholder may at any time Transfer any or all of its Company Securities to a Permitted Transferee without the consent of any Person and without compliance with Sections 4.01 and 4.02, as the case may be, so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a joinder agreement in the form of Exhibit A attached hereto; (b) the Transfer is in compliance with the Securities Act, any other applicable securities or “blue sky” laws and any other restrictions on Transfer contained in this Agreement; and (c) the Transfer does not trigger any obligation to register any Company Securities under Section 12(g) of the Securities Act. Such Stockholder must give written prior notice to the Company of any proposed Transfer to a Permitted Transferee, including the identity of such proposed Permitted Transferee and such other information reasonably requested by the Company to ensure compliance with the terms of this

Agreement and the Company shall be entitled to condition any such Transfer on receipt of an opinion of counsel reasonably acceptable to the Company that such Transfer is exempt from the registration requirements of the Securities Act.

(b) If, while a Permitted Transferee holds any Company Securities a Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial transferor Stockholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferor Stockholder received such shares (an “Unwinding Event”), then the relevant initial transferor Stockholder:

(i) shall forthwith notify the other Stockholders and the Company of the pending occurrence of such Unwinding Event; and

(ii) shall take all actions necessary, prior to such Unwinding Event, to effect a Transfer of all the Company Securities held by the relevant Permitted Transferee either back to such Stockholder or, pursuant to this Section 3.03, to another Person which qualifies as a Permitted Transferee of such initial transferring Stockholder.

SECTION 3.04. Restrictions on Transfers by Other Stockholders. Prior to the Initial Public Offering, no Other Stockholder may Transfer any of his Company Securities except to a Permitted Transferee in compliance with Section 3.03 or in a Transfer of Company Securities in a Tag-Along Sale or Drag-Along Sale pursuant to Sections 4.01 or 4.02.

SECTION 3.05. Transfers by Oak Hill. Prior to the Initial Public Offering, Oak Hill may at any time Transfer any Company Securities to a Permitted Transferee in compliance with Section 3.03 or to any other Person subject to compliance with Sections 4.01 or 4.02 to the extent applicable.

ARTICLE 4

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS; PREEMPTIVE RIGHTS

SECTION 4.01. Tag-Along Rights.

(a) Subject to Sections 4.01(g) and 4.03, if Oak Hill (the “Tag-Along Seller”) proposes to Transfer more than ten percent (10%) of its Company Securities to any Third Party or Third Parties (a “Tag-Along Sale”),

(i) the Tag-Along Seller shall provide each Other Stockholder written notice of the terms and conditions of such proposed Transfer (“Tag-Along Notice”) and offer each Other Stockholder the opportunity to participate in such Transfer in accordance with this Section 4.01, and

(ii) each Other Stockholder may elect, at its option, to participate in the proposed Transfer in accordance with this Section 4.01 (each such electing Other Stockholder, a “Tagging Person”).

The Tag-Along Notice shall identify the number and class of Company Securities proposed to be sold by the Tag-Along Seller and all other Company Securities subject to the offer (“Tag-Along Offer”), the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any, and a firm offer by the proposed Third Party transferee to purchase Company Securities from the Stockholders in accordance with this Section 4.01.

From the date of its receipt of the Tag-Along Notice, each Tagging Person shall have the right (a “Tag-Along Right”), exercisable by notice (“Tag-Along Response Notice”) given to the Tag-Along Seller within ten (10) Business Days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request and require that the Tag-Along Seller include in the proposed Transfer up to the number of Company Securities constituting its Tag-Along Portion of Company Securities and the Tag-Along Seller shall include the number of Company Securities proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice, reduced by the aggregate number of Company Securities to be sold by all Tagging Persons. Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Company Securities to be sold in such Tag-Along Sale. Each Tagging Person that exercises its Tag-Along Rights hereunder shall deliver to the Tag-Along Seller, with its Tag-Along Response Notice, the certificate or certificates representing the Company Securities of such Tagging Person to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Tag-Along Seller to Transfer such Company Securities on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificate or certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Persons.

If, at the end of a 120-day period after the Tag-Along Date (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days following the Tag-Along Date by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer of all such Company Securities on substantially the same terms and conditions set forth in the Tag-Along Notice, the Tag-Along Seller shall (i) promptly return to each Tagging Person the limited power-of-attorney (and all copies thereof) together with all certificates representing the Company Securities that such Tagging Person delivered for Transfer pursuant to this Section 4.01(a) and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and (ii) not conduct any Transfer of Company Securities without again complying with this Section 4.01(a).

(b) Concurrently with the consummation of the Tag-Along Sale, the Tag-Along Seller shall (i) notify the Tagging Persons thereof, (ii) remit or cause to be remitted to the Tagging Persons the total consideration to be paid at the closing of the Tag-Along Sale for the Company Securities of the Tagging Persons Transferred pursuant thereto, with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and (iii) promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Persons.

(c) If at the termination of the Tag-Along Notice Period any Other Stockholder shall not have elected to participate in the Tag-Along Sale, such Other Stockholder shall be deemed to have waived its rights under Section 4.01(a) with respect to, and only with respect to, the Transfer of its Company Securities pursuant to such Tag-Along Sale.

(d) If (i) any Other Stockholder declines to exercise its Tag-Along Rights or (ii) any Tagging Person elects to exercise its Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion (the “Excess Portion”), the Tag-Along Seller shall notify the Tagging Persons who desire to sell their Tag-Along Portion (but not less than such amount) (a “Fully Participating Tagging Person”) and the Tag-Along Seller and any Fully Participating Tagging Person shall be entitled to Transfer, pursuant to the Tag-Along Offer, in addition to any Company Securities already being Transferred, a number of Company Securities held by it equal to the product of (i) the Excess Portion and (ii) a fraction, the numerator of which is the Aggregate Ownership of Company Securities of the Tag-Along Seller or Fully Participating Tagging Person, as the case may be, and the denominator of which is equal to the sum of the Aggregate Ownership of Company Securities of the Tag-Along Seller and all Fully Participating Tagging Persons.

(e) The Tag-Along Seller shall Transfer, on behalf of itself and any Tagging Person, the Company Securities subject to the Tag-Along Offer and elected to be Transferred on the terms and conditions set forth in the Tag-Along Notice within 120 days (or such longer period as extended under Section 4.01(a)) of the date on which all Tag-Along Rights shall have been waived, exercised or expired (the “Tag-Along Date”).

(f) Notwithstanding anything to the contrary contained in this Section 4.01, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Company Securities and limited powers- of-attorney received by the Tag-Along Seller) if the Transfer of Company Securities pursuant to Section 4.01 is not consummated for whatever reason. The decision to effect a Transfer of Company Securities pursuant to this Section 4.01 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(g) The provisions of this Section 4.01 shall not apply to any Transfer of Company Securities: (i) to any Permitted Transferees of the Tag-Along Seller, (ii) in a

Drag-Along Sale for which the Drag-Along Seller shall have elected to exercise its rights under Section 4.02 or (iii) in the Initial Public Offering. The provisions of this Section 4.01 shall terminate upon the consummation of the Initial Public Offering.

SECTION 4.02. Drag-Along Rights.

(a) Subject to Sections 4.02(g) and 4.03, if Oak Hill (the “Drag-Along Seller”) proposes to Transfer (not including, however, any pledge, encumbrance or hypothecation) any shares of any class of Company Securities that results in a Change of Control (i) to any Third Party or Parties or (ii) to any Person in connection with a bona fide reorganization or restructuring of the Company as determined by the Board so long as each Stockholder in the Company maintains their proportionate economic and voting interest in the capital stock (or equivalent securities) of the successor entity to the Company (the “Drag-Along Transferee”) in a single transaction or in a series of related transactions, and (any such Transfer, a “Drag-Along Sale”), the Drag-Along Seller may at its option require each Other Stockholder to Transfer the Drag-Along Portion of the class of Company Securities (“Drag-Along Rights”) then held by such Other Stockholder, and (subject to and at the closing of the Drag-Along Sale) to exercise such number of options for Common Shares held by such Other Stockholder as is required in order that a sufficient number of Common Shares are available to Transfer the relevant Drag-Along Portion of Company Securities held by each such Other Stockholder, (i) for the same consideration per share or unit of the relevant class of Company Securities, (ii) in cash, notes, and/or marketable securities, and (iii) otherwise on the same terms and conditions as the Drag-Along Seller; provided that any Other Stockholder that holds options the exercise price per share of which is greater than the per share price at which the Common Shares are to be Transferred to the Drag-Along Transferee, if required by the Drag-Along Seller to exercise such options, may, in place of such exercise, submit to irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto. If the Drag-Along Sale is not consummated with respect to any Common Shares acquired upon exercise of such options, or the Drag-Along Sale is not consummated, such options shall be deemed not to have been exercised or canceled, as applicable.

(b) The Drag-Along Seller shall provide notice of such Drag-Along Sale to the Other Stockholders (a “Drag-Along Sale Notice”) not later than twenty (20) Business Days prior to the proposed Drag-Along Sale. The Drag-Along Sale Notice shall identify the Drag-Along Transferee, the number of Company Securities subject to the Drag-Along Sale, the consideration for which a Transfer is proposed to be made (the “Drag-Along Sale Price”) and all other material terms and conditions of the Drag-Along Sale. The number of Company Securities to be sold by each Other Stockholder shall be the Drag-Along Portion of the class of Company Securities that such Other Stockholder owns. Each Other Stockholder shall be required to participate in the Drag-Along Sale on the terms and conditions as the Drag-Along Seller is participating as set forth in the Drag-Along Sale Notice and to tender the Drag-Along Portion of its Company Securities as set forth below. The price payable in such Transfer shall be the Drag-Along Sale Price. Not later than ten (10) Business Days after the date of the Drag-Along Sale Notice (the

“Drag-Along Sale Notice Period”), each of the Other Stockholders shall deliver to a representative of the Drag-Along Seller designated in the Drag-Along Sale Notice the certificates and other applicable instruments representing the Company Securities of such Other Stockholder to be included in the Drag-Along Sale, together with a limited power-of-attorney authorizing the Drag-Along Seller or such representative to Transfer such Company Securities on the terms set forth in the Drag-Along Notice and wire transfer instructions for payment of the cash portion of the consideration to be received in such Drag-Along Sale, or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such Company Securities pursuant to this Section 4.02(b) at the closing for such Drag-Along Sale against delivery to such Other Stockholder of the consideration therefore. If an Other Stockholder should fail to deliver to the Drag-Along Seller the limited power-of-attorney referenced therein, then such Other Stockholder hereby grants hereunder to the Company and any representative designated by the Board without further action by such Other Stockholder a limited irrevocable power of attorney hereunder to effect such Drag-Along Sale on behalf of such Other Stockholder, which power of attorney shall be deemed to be coupled with an interest. If an Other Stockholder should fail to deliver such certificates to the Drag-Along Seller and the Drag-Along Sale is consummated, the Company shall cause the books and records of the Company to show that such Company Securities are bound by the provisions of this Section 4.02(b) and that such Company Securities shall be Transferred to the Drag-Along Transferee immediately upon surrender for Transfer by the holder thereof.

(c) The Drag-Along Seller shall have a period of 120 days from the date of receipt of the Drag-Along Sale Notice to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice, provided that, if such Drag-Along Sale is subject to regulatory approval, such 120-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 days following the date of receipt of the Drag-Along Sale Notice. If the Drag-Along Sale shall not have been consummated during such period, the Drag-Along Seller shall promptly return to each of the Other Stockholders any limited power-of-attorney (and all copies thereof) and all certificates and other applicable instruments representing Company Securities that such Other Stockholders delivered for Transfer pursuant hereto, together with any other documents in the possession of the Drag-Along Seller executed by the Other Stockholders in connection with such proposed Transfer, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Company Securities owned by the Other Stockholders shall again be in effect.

(d) Concurrently with the consummation of the Drag-Along Sale, the Drag-Along Seller shall give notice thereof to the Other Stockholders, shall remit or cause to be remitted to each of the Other Stockholders that have surrendered their certificates and other applicable instruments the total consideration to be paid at the closing of the Drag-Along Sale (the cash portion of which is to be paid by wire transfer of immediately available funds in accordance with such Other Stockholder’s wire transfer instructions) for the Company Securities Transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such Transfer as may be reasonably requested by such Other Stockholders.

(e) Notwithstanding anything contained in this Section 4.02, there shall be no liability on the part of the Drag-Along Seller to the Other Stockholders (other than the obligation to return any limited power-of-attorney and the certificates and other applicable instruments representing Company Securities received by the Drag-Along Seller) if the Transfer of Company Securities pursuant to this Section 4.02 is not consummated for whatever reason, regardless of whether the Drag-Along Seller has delivered a Drag-Along Sale Notice. The decision to effect a Transfer of Company Securities pursuant to this Section 4.02 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

(f) A Drag-Along Sale may also be affected by a merger or other corporate transaction and each Stockholder agrees to vote his, her or its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and to take all other actions necessary in order to approve the consummation of the Drag-Along Sale.

(g) The provisions of this Section 4.02 shall terminate upon the consummation of the Initial Public Offering.

SECTION 4.03. Additional Conditions to Tag-Along Sales and Drag-Along Sales. Notwithstanding anything contained in Sections 4.01 or 4.02, in connection with a Tag-Along Sale under Section 4.01 or a Drag-Along Sale under Section 4.02:

(a) upon the consummation of such Tag-Along Sale or Drag-Along Sale, all of the Stockholders participating therein will receive the same form and amount of consideration per share of Company Securities, or, if any Stockholders are given an option as to the form and amount of consideration to be received, all Stockholders participating therein will be given the same option; provided, however, that any Stockholder who is not an “accredited investor” within the meaning of Rule 501 under the Securities Act may be excluded from electing to receive any securities in connection with such Tag-Along Sale or Drag-Along Sale; and

(b) each Other Stockholder shall (i) make such representations, warranties and covenants and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer, (ii) benefit from and be subject to all of the same provisions of the definitive agreements as the Tag-Along Seller or Drag-Along Seller, as the case may be, and (iii) be required to bear their proportionate share of any escrows, holdbacks or adjustments in respect of the purchase price or indemnification obligations; provided that no Other Stockholder shall be obligated (A) to indemnify, other than severally indemnify, any Person in connection with such Tag-Along Sale or Drag-Along Sale, as the case may be, for representations and warranties as to itself and its Company Securities and as to its own covenants or (B) to incur liability to any Person in connection with such Tag-Along Sale or Drag-Along Sale, as the case may be, including without limitation under any indemnity, in excess of the lesser of (1) its pro rata share of such liability and (2) the proceeds realized by such Other Stockholder in such sale, or (C) enter into any non-competition covenant (other than pursuant to any employment agreement or the Purchase Agreement).

SECTION 4.04. Repurchase Rights.

(a) Upon any Management Stockholder ceasing to be employed by, or engaged as a consultant to, or director of, the Company or its subsidiaries (a “Terminated Stockholder”) (a “Termination Event”), subject to the provisions of Section 4.04(b) and (c) hereof, the Company shall have the option to purchase, and if such option is exercised, such Terminated Stockholder shall sell, and shall cause any Permitted Transferees of such Terminated Stockholder to sell, to the Company all or any portion of Company Securities owned by such Management Stockholder and such Permitted Transferees (the “Termination Securities”) on the date of the occurrence of such Termination Event or acquired pursuant to the exercise of options held by such Terminated Stockholder on the date of the occurrence of such Termination Event (the “Termination Date”) at a price per Termination Security equal to the Fair Market Value (the “Termination Price”) of the Termination Securities on the date of the Termination Event; provided, however, that the Termination Price in respect of any Termination Securities acquired upon the exercise of any options shall be the price, if any, set forth in the applicable option grant agreement.

(b) The Company shall notify a Terminated Stockholder in writing, within ninety (90) days after the later of (i) the Termination Date or (ii) the date on which Shares are acquired by such Terminated Stockholder or its Permitted Transferee pursuant to the exercise of options held by the Terminated Stockholder on the date of the occurrence of such Termination Event, whether the Company will exercise its option to purchase the Termination Securities. The Company shall have the option to assign its right to purchase all or any portion of the Termination Securities under this Section 4.04 to Oak Hill and Oak Hill may exercise the Company’s rights under this Section 4.04 in the same manner in which the Company could exercise such rights.

(c) The closing of the purchase by the Company of Termination Securities pursuant to Section 4.04(a) shall take place at the principal office of the Company on the date chosen by the Company, which date shall, except as may be reasonably necessary to determine the Termination Price, in no event be more than 90 days after the Company notifies such Terminated Stockholder of the exercise of its option to purchase the Termination Securities pursuant to Section 4.04(b). At such closing, the Company shall deliver to the Terminated Stockholder and such Terminated Stockholder’s Permitted Transferees, against delivery of duly endorsed certificates representing such Termination Securities, free and clear of all liens, the Termination Price.

(d) The Company shall pay the Termination Price in cash; provided, however, that if required to act consistently with any agreements with the Company’s lenders, the Termination Price may be paid by the execution and delivery by the

Company of a promissory note, subordinated on terms requested by the Company to any indebtedness of the Company to any third parties, bearing interest at the prime rate, per annum, as published in The Wall Street Journal, with principal and accrued interest and payable in equal installments on each of the first four anniversaries of the closing date if restrictive covenants or other provisions contained in the documents evidencing the Company’s indebtedness for borrowed money from unaffiliated lenders do not permit the Company to make such payments in cash (or to the extent partial cash payment is permitted, the balance to be represented by such a note).

(e) The provisions of this Section 4.04 shall terminate upon the consummation of the Initial Public Offering.

SECTION 4.05. Preemptive Rights.

(a) The Company shall give each Stockholder written notice (an “Issuance Notice”) of any proposed issuance by the Company of any Company Securities to Oak Hill or its Affiliates (other than “Excluded Securities” in respect of which this Section 4.05 will not apply) at least ten (10) Business Days prior to the proposed issuance date. The Issuance Notice shall specify the number and class of such Company Securities and the price at which such Company Securities are to be issued and the other material terms and conditions of the issuance. Subject to Section 4.05(e) below, if any such Company Securities are purchased, each Stockholder shall be entitled to purchase such Stockholder’s Pro Rata Share of the Company Securities proposed to be issued to Oak Hill, at the price and on the other terms and conditions specified in the Issuance Notice. For purposes of this Section 4.05, “Excluded Securities” shall include any Company Securities: (i) issued as a dividend or a distribution, (ii) granted or issued to employees, officers, directors, consultants or advisors of the Company or any of its Subsidiaries pursuant to incentive agreements, equity purchase or equity option plans, equity bonuses or awards, warrants, contracts or other arrangements that are approved by the Board, (iii) issued or issuable to lenders or lessors (other than Oak Hill or its Affiliates) in connection with any financing or leasing transactions, (iv) issued pursuant to the acquisition of another Person (other than Oak Hill or its Affiliates) by the Company or any of its Subsidiaries by consolidation, merger, purchase or other transaction in which the Company or such Subsidiary acquires, in a single transaction or series of related transactions, a material amount of the assets or equity ownership of such other Person, (v) issued to Persons (other than Oak Hill or its Affiliates) who the Board in good faith reasonably believes will provide strategic benefits to the Company or any of its Subsidiaries and (vi) issued in connection with an Initial Public Offering.

(b) Each Stockholder may exercise his or her rights under this Section 4.05 by delivering notice of his or her election to purchase such Company Securities to the Company, within ten (10) Business Days of receipt of the Issuance Notice. A delivery of such notice (which notice shall specify the number (or amount) of Company Securities to be purchased by such Stockholder submitting such notice) by such Stockholder shall constitute a binding agreement of such Stockholder to purchase, at the price and on the terms and conditions specified in the Issuance Notice, the number of shares (or amount) of Company Securities specified in such Stockholder’s notice. If, at the termination of such ten (10) Business Day-period, any Stockholder shall not have exercised his or her rights to purchase any of such Stockholder’s Pro Rata Share of such Company Securities, such Stockholder shall be deemed to have waived all of its rights under this Section 4.05 with respect to, and only with respect to, the purchase of such Company Securities.

(c) If any Stockholder elects to exercise his or her preemptive rights under this Section 4.05 or elects to exercise such rights with respect to less than such Stockholder’s Pro Rata Share (the “Excess Shares”), any participating Stockholder electing to exercise his or her rights with respect to his or her full Pro Rata Share (a “Fully Participating Stockholder”) shall be entitled to purchase an additional number of Company Securities equal to the product of (i) the Excess Shares and (ii) a fraction, the numerator of which is the Aggregate Ownership of that class of Company Securities by the Fully Participating Stockholder, as the case may be, and the denominator of which is equal to the sum of the Aggregate Ownership of that class of Company Securities by all Fully Participating Stockholders.

(d) The Company shall have ninety (90) days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Company Securities that each Stockholder have elected not to purchase at the price and upon terms and conditions that are not materially less favorable to the Company than those specified in the Issuance Notice, provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 120 days from the date of the Issuance Notice. At the consummation of such issuance, the Company shall issue certificates representing the Company Securities to be purchased by each Stockholder exercising preemptive rights pursuant to this Section 4.05 registered in the name of such Stockholder, against payment by such Stockholder of the purchase price for such Company Securities. If the Company proposes to issue any class of Company Securities after such 90-day period or on other terms materially less favorable to the issuer, it shall again comply with the procedures set forth in this Section 4.05.

(e) The Company shall not be under any obligation to consummate any proposed issuance of Company Securities and there will be no liability on the part of the Company to any Stockholder if the Company has not consummated any proposed issuance of Company Securities pursuant to this Section 4.05 for whatever reason, regardless of whether it shall have delivered an Issuance Notice in respect of such proposed issuance.

(f) The Company may offer and sell Company Securities subject to the preemptive rights under this Section 4.05 without first offering such Company Securities to each Stockholder or complying with the procedures of this Section 4.05, so long as each Stockholder receive prompt written notice of such sales and thereafter are given the opportunity to purchase his or her respective Pro Rata Share of such Company Securities within forty-five (45) days after the close of such sale and in any event no later than ten (10) Business Days from receipt of the notice referred to herein on substantially the same terms and conditions as such sale, however, the price of such Company Securities shall be identical to the price paid such offer and sale.

(g) The provisions of this Section 4.05 shall terminate after the Initial Public Offering.

ARTICLE 5

REGISTRATION RIGHTS

SECTION 5.01. Demand Registration.

(a) If, at any time commencing six (6) months after the date of consummation of the Initial Public Offering, the Company shall receive a written request from Oak Hill (the “Requesting Stockholder”) that the Company effect the registration under the Securities Act of all or any portion of such Requesting Stockholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least fifteen (15) Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Stockholders and thereupon shall use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of all Registrable Securities for which the Requesting Stockholder has requested registration under this Section 5.01.

(b) The Company shall be liable for and pay all Registration Expenses in connection with each Demand Registration, regardless of whether such Registration is effected.

(c) A Demand Registration shall not be deemed to have occurred:

(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 120 days (or such shorter period in which all Registrable Securities of the Requesting Stockholder included in such registration have actually been sold thereunder), provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (2) less than 75% of the Registrable Securities included in such registration statement have been sold thereunder; or

(ii) if the Maximum Offering Size (as defined below) is reduced in accordance with Section 5.01(d) such that less than 50% of the Registrable Securities of the Requesting Stockholders sought to be included in such registration are included.

(d) If a Demand Registration involves a Public Offering and the managing underwriter advises the Company and the Requesting Stockholders that, in its view, the number of Company Securities that the Requesting Stockholder and the Company propose to include in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be registered by the Requesting Stockholders, and

(ii) second, all Registrable Securities proposed to be registered by the Company.

SECTION 5.02. Piggyback Registration.

(a) If the Company proposes to register any Company Securities under the Securities Act (whether for itself or in connection with a sale of securities by any other stockholder (a “Third Party Stockholder”), but other than a registration on Form S-8 or S-4, or any successor or similar forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), the Company shall each such time give prompt written notice at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder with rights to require registration of Company Securities hereunder, which notice shall set forth such Stockholder’s rights under this Section 5.02 and shall offer such Stockholder the opportunity to include in such registration statement shares of the same class or series of Registrable Securities as proposed to be offered in such registration (a “Piggyback Registration”), subject to the restrictions set forth herein. Upon the request of any such Stockholder made within five (5) Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Stockholder), the Company shall use its best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Stockholders with rights to require registration of Company Securities hereunder, to the extent requisite to permit the disposition of the Registrable Securities so to be registered, provided that (i) if such registration involves a Public Offering, all such Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 5.04(f)(i) on the same terms and conditions as apply to the Company or any other selling stockholders, and (ii) if, at any time after giving notice of its intention to register any Company Securities pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01. The Company shall be liable for and pay all Registration Expenses in connection with each Piggyback Registration.

(b) If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.01(d) shall apply) and the managing underwriter advises the Company that, in its view, the number of Company Securities that the Company and such selling stockholders propose to include in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, such number of Company Securities proposed to be registered for the account of the Company or any Third Party Stockholder on whose account the registration is being made, if any, as would not cause the offering to exceed the Maximum Offering Size, and

(ii) second, all Registrable Securities requested to be included in such registration by any Stockholders pursuant to Section 5.02 and similar registration rights provided to Stockholders by the Company (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders based on their relative ownership of Company Securities).

SECTION 5.03. Lock-Up Agreements.

(a) If any registration of Company Securities shall be effected in connection with a Public Offering, each Stockholder shall enter into a customary “lock-up” agreement with the managing underwriter or underwriters and neither the Company nor any Stockholder shall effect any public sale or distribution, including any sale pursuant to Rule 144, of any Company Securities or other security of the Company (except as part of such Public Offering) during the period (each such period, a “Lock-Up Period”) beginning fourteen (14) days prior to the distribution of a preliminary prospectus until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) 270 days after such effective date in the case of the Initial Public Offering, 180 days after such effective date in the case any other Public Offering or such later date as may be required by applicable FINRA rules and regulations.

(b) Notwithstanding anything to the contrary contained herein, for a period of eighteen (18) months following the date of consummation of the Initial Public Offering, no Stockholder may Transfer any Company Securities except for Transfers that (i) are made pursuant to this Article V, (ii) are made in compliance with Rule 144, including the volume limitations applicable thereunder, without regard to whether the volume limitations are applicable or not to such Stockholder, or (iii) are approved by the Board.

SECTION 5.04. Registration Procedures. Whenever any Stockholders request that any Registrable Securities be registered pursuant to Section 5.01 or 5.02 hereof, subject to the provisions of such Sections, the Company shall use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a) The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days, or in the case of a shelf registration statement, one (1) year (or such shorter period in which all of the Registrable Securities of the Requesting Stockholder included in such registration statement shall have actually been sold thereunder).

(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto, the Company shall, if requested, furnish to each participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.

(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Requesting Stockholder thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify the Requesting Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Requesting Stockholder holding such Registrable Securities reasonably (in light of such Stockholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.04(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify the Requesting Stockholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder and file with the SEC any such supplement or amendment.

(f) (i) Oak Hill shall have the right, in its sole discretion, to select the underwriter or underwriters in connection with any Public Offering resulting from a Demand Registration, which underwriter or underwriters may include any Affiliate of Oak Hill, and (ii) the Company shall select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(g) Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection by the Requesting Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.04 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the

“Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The Requesting Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Company Securities unless and until such information is made generally available to the public. The Requesting Stockholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(h) The Company shall furnish to the Requesting Stockholder and to each such underwriter, if any, a signed counterpart, addressed to such Stockholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Stockholders or the managing underwriter reasonably requests.

(i) The Company shall otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earning statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(j) The Company may require the Requesting Stockholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time request and such other information as may be legally required in connection with such registration.

(k) The Requesting Stockholder agrees that, upon receipt of any written notice from the Company of the occurrence of any event requiring the preparation of a supplement or amendment of a prospectus relating to the Registrable Securities covered by a registration statement that is required to be delivered under the Securities Act so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or to make the statements therein not misleading, such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder’s receipt of the copies of a supplemented or amended prospectus, and, if so directed by the Company, such Stockholder shall deliver to the Company all copies, other than any permanent file copies then in such Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.04(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(e) hereof to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 5.04(e) hereof.

(l) The Company shall use its reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.

(m) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their reasonable efforts to cooperate as requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

SECTION 5.05. Indemnification by the Company. The Company agrees to indemnify and hold harmless the Requesting Stockholder holding Registrable Securities covered by a registration statement, its officers, directors, employees, managers, members, partners and agents, and each Person, if any, who controls any such Persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 5.05.

SECTION 5.06. Indemnification by the Participating Stockholders. The Requesting Stockholder holding Registrable Securities included in any registration statement agrees to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only with respect to information furnished in writing to the Company by such Stockholder or on such Stockholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 5.06. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. The Requesting Stockholder shall not be liable under this Section 5.06 for any Damages in excess of the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate.

SECTION 5.07. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Damages (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

SECTION 5.08. Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages (i) as between the Company and the Requesting Stockholder holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Stockholders or by such underwriters. The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Requesting Stockholder agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and the Requesting Stockholder shall not be required to contribute any amount in excess of the amount by which the net proceeds realized by such Stockholder in the sale of Registrable Securities of such Stockholder to which such Damages relate exceeds the amount of any Damages that such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 5.09. Participation in Public Offering. No Stockholder will be permitted to require registration of any Registrable Securities in any Public Offering hereunder unless such Stockholder (a) agrees to sell such Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

SECTION 5.10. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

SECTION 5.11. Cooperation by the Company. If any Stockholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate, to the extent commercially reasonable, with such Stockholder and shall provide to such Stockholder such information as such Stockholder shall reasonably request.

SECTION 5.12. No Transfer of Registration Rights. None of the rights of Stockholders under this Article 5 shall be assignable by any Stockholder to any Person acquiring Securities in any Public Offering or pursuant to Rule 144 but are assignable to other Persons to whom Company Securities are Transferred in compliance with this Agreement.

SECTION 5.13. S-8 Registration Following IPO. The Company shall file a registration statement on Form S-8 in accordance with applicable securities laws within 180 days after the Initial Public Offering, which registration statement will cover the Common Shares issuable upon exercise of employee options then outstanding.

ARTICLE 6

CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS

SECTION 6.01. Confidentiality.

(a) Each Other Stockholder agrees that Confidential Information (as defined below) furnished and to be furnished to him or her was and shall be made available in connection with such Other Stockholder’s investment in the Company. Such Other Stockholder acknowledges that the Confidential Information which such Other Stockholder has obtained or will obtain is the property of the Company and its Subsidiaries. Each Other Stockholder agrees that he or she will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Other Stockholder is subject); provided that such Other Stockholder gives the Company prompt notice of such requests, to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Other Stockholder shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation), (ii) after a period of two (2) years following the date on which the Other Stockholder ceases to be a stockholder of the Company and (iii) if the prior written consent of the Company shall have been obtained. The provisions of this Section 6.01(a) are in addition to, and separate from, any similar covenants and restrictions in respect of Confidential Information to which a Stockholder may be subject by reason of any employment or consulting relationship with Purchaser or its Affiliates or the transactions contemplated by the Securities Purchase Agreement

(b) The Stockholders acknowledge that Oak Hill and its Affiliates may disclose Confidential Information to any Person for any bona fide business purpose related to the interest of Oak Hill as the controlling stockholder of the Company.

(c) “Confidential Information” shall mean any confidential or proprietary information relating to the business or affairs of the Company or any of its Affiliates, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, sales representatives, suppliers, servicing methods, equipment programs, strategies and information, analyses, profit margins or other proprietary information used by the Company or any of its Affiliates; provided, however, that Confidential Information does not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of the Other Stockholder; provided that Confidential Information shall not include information that (i) is or becomes generally known to the public other than as a result of a disclosure by the Other Stockholder in violation of this Agreement, (ii) is or was available to the Other Stockholder on a non-confidential basis prior to its disclosure to the Management Stockholder, or (iii) was or becomes available to the Other Stockholder on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not bound by a confidentiality agreement with the Company or another person.

SECTION 6.02. Conflicting Agreements. Each Stockholder represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the Company Securities, except as expressly contemplated by this Agreement, (b) enter into any agreement or arrangement of any kind with any Person with respect to its Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of any other Stockholder under this Agreement, including agreements or arrangements with respect to the Transfer or voting of its Company Securities or (c) act, for any reason, as a member of a group or in concert with any other Person in connection with the Transfer or voting of its Company Securities in any manner that is inconsistent with the provisions of this Agreement.

ARTICLE 7

MISCELLANEOUS

SECTION 7.01. Binding Effect; Assignability; Benefit.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Stockholder that ceases to own beneficially any Company Securities shall cease to be bound by the terms hereof (other than (i) the provisions of Sections 5.03, 5.05, 5.06, 5.07, 5.08 and 5.10 applicable to such Stockholder with respect to any offering of Registrable Securities completed before the date such Stockholder ceased to own any Company Securities, (ii) Sections 6.01 and 6.02 and (iii) this Article VII).

(b) Subject to Section 3.05, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise. Any Person acquiring Company Securities that is required or permitted by the terms of this Agreement to become a party hereto shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Stockholder”.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 7.02. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission,

If to the Company, to:

Dave & Buster’s Parent, Inc.

201 Main Street

Fort Worth, Texas 76102

Attention: Corporate Counsel

Fax: (817) 339-7350

and

Dave & Buster’s Holdings, Inc.

2481 Manana Drive

Dallas, Texas 75220

Attention:	Jay L. Tobin
Stephen M. King

Fax: (214) 357-1536

With a copy to:

Oak Hill Capital Management, LLC

65 East 55th Street, 32nd Floor

New York, NY 10022

Attention: John R. Monsky, Esq.

Fax: (212) 527-8450

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Douglas P. Warner, Esq.

Fax: (212) 310-8007

if to any Stockholder, to such Stockholder at the address listed on Schedule A hereto,

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one (1) Business Day, or by personal delivery, whether courier or otherwise, made within two (2) Business Days after the date of such facsimile transmissions.

Any Person that hereafter becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

SECTION 7.03. Waiver; Amendment; Termination.

(a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and Oak Hill and if any such amendment or modification will disproportionately and materially and adversely affect the Other Stockholders differently than Oak Hill, the Other Stockholders holding at least 51% of the outstanding Common Shares held by the Other Stockholders at the time of such proposed amendment or modification will be required.

(b) This Agreement shall terminate on the earlier to occur of (i) the closing of the Initial Public Offering (provided that Article V and this Article VII shall survive the closing of the Initial Public Offering) or (ii) upon the written approval of Oak Hill in connection with the consummation of a Drag-Along Sale.

(c) Notwithstanding the foregoing, any member of management of the Company or any of its Subsidiaries acquiring Company Securities may become a party to this Agreement as a “Management Stockholder,” “Additional Stockholder”, “Other Stockholder” and “Stockholder” upon execution and delivery to the Company of the form of Subscription and Joinder Agreement attached hereto as Exhibit A by such Person and the Company, at which time Schedule A shall be amended to reflect the addition of such Stockholder.

SECTION 7.04. Fees and Expenses. Each party shall pay its own costs and expenses incurred in connection with the preparation and execution of this Agreement.

SECTION 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

SECTION 7.06. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.03 shall be deemed effective service of process on such party.

SECTION 7.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.08. Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

SECTION 7.09. Entire Agreement. This Agreement and any exhibits and other documents referred to herein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

SECTION 7.10. Spouses. This Agreement must be executed by the spouse of each Stockholder who is a resident of a community property state (which, at the date hereof, are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Puerto Rico, Texas, Washington or Wisconsin). By executing this Agreement, such spouse acknowledges that she or he has read this Agreement and knows its contents and agrees to be bound in all respects by the terms of this Agreement to the same extent as the Stockholders. Each such spouse further agrees that should she or he predecease the Stockholder to whom she or he is married or should she or he become divorced from such Stockholder, any of the Company Securities which such spouse may own or in which she or he may have any interest shall remain subject to all of the restrictions and to all of the rights of the Stockholders contained in this Agreement.

SECTION 7.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 7.12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.13. Representatives. Oak Hill, and each of its Permitted Transferees, hereby appoint Oak Capital Management, LLC, or such other Person whom a majority of interest of Oak Hill and its Permitted Transferees may from time to time designate by notice to the Company and all other Stockholders as the Oak Hill’s representative (i) to take all action necessary or desirable in connection with the rights and obligations of Oak Hill under this Agreement; (ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement; and (iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DAVE & BUSTER’S PARENT, INC.

By:
Name: Tyler J. Wolfram
Title:

OAK HILL CAPITAL PARTNERS III, L.P.

By: OHCP GenPar III, L.P.,
its General Partner

By: OHCP MGP Partners III, L.P.,
its General Partner

By: OHCP MGP III, Ltd.,
its General Partner

By:
Name: John R. Monsky
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By: OHCP GenPar III, L.P.,
its General Partner

By: OHCP MGP Partners III, L.P.,
its General Partner

By: OHCP MGP III, Ltd.,
its General Partner

By:
Name: John R. Monsky
Title:

[SIGNATURE PAGE TO THE STOCKHOLDERS’ AGREEMENT]

ADDITIONAL STOCKHOLDERS

Alan J. Lacy

David A. Jones

MANAGEMENT STOCKHOLDERS

Stephen M. King

Starlette B. Johnson

Jay L. Tobin

Brian A. Jenkins

John P. Gleason III

Jeffrey Wood

[SIGNATURE PAGE TO THE STOCKHOLDERS’ AGREEMENT]

MANAGEMENT STOCKHOLDERS

Margo L. Manning

Edward J. Forler

Michael Metzinger

Joan Egeland

Gregory Clore

William J. Robertson

Joseph DeProspero

Lisa Warren

[SIGNATURE PAGE TO THE STOCKHOLDERS’ AGREEMENT]

Spouse’s Agreement

The undersigned, being the spouse of                                          , agrees to be bound by the provisions of this Agreement, to the extent applicable to the undersigned.

Printed Name:

SCHEDULE A

STOCKHOLDERS

Stockholder	Common Stock
Oak Hill Capital Partners III, L.P.	228,285.594
Oak Hill Capital Management Partners III, L.P.	7,497.429
Alan J. Lacy	750
David A. Jones	1,000
Stephen M. King	2,600
Starlette B. Johnson	1,500
Jay L. Tobin	700
Brian A. Jenkins	950
John P. Gleason III	300
Jeffrey Wood	700
Michael Metzinger	100
Gregory Clore	75
Margo L. Manning	240
Edward J. Forler	290
William J. Robertson	190
Joan Egeland	150
Lisa Warren	70
Joseph DeProspero	100

EXHIBIT A

JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of May     , 2010 (the “Stockholders’ Agreement”) among Dave & Buster’s Parent, Inc. and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and “Management Stockholder” under the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Company Securities (to the extent permitted by the Stockholders’ Agreement) as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                  , 200[    ]

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

AGREED ON THIS [    ] day of [            ], 200[    ]:

DAVE & BUSTER’S PARENT, INC.

By:
Name:
Title:

Spouse’s Joinder Agreement

The undersigned, being the spouse of                                          , agrees to be bound by the provisions of this Joinder Agreement, to the extent applicable to the undersigned.

Printed Name: